Exhibit 99.1

NEWS RELEASE

AFC ENTERPRISES REPORTS FISCAL 2012 RESULTS;

PROVIDES FISCAL 2013 GUIDANCE

AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants, today reported results for fiscal 2012 which ended December 30, 2012. The Company also provided guidance for fiscal 2013 as well as an update on its Strategic Plan.

AFC Enterprises Chief Executive Officer Cheryl Bachelder stated “It is rewarding to see our team’s disciplined and creative work deliver outstanding results to our franchise owners and our shareholders. We believe our five pillar strategic plan will continue to deliver sustained growth well into the future. Furthermore, we have now demonstrated the capability to seize opportunities to accelerate our growth as we did with the fourth quarter acquisition of restaurants in Minnesota and California and the opening of new Company-owned restaurants in Indianapolis and Charlotte. Both of these actions provide strong value to our shareholders”.

Fiscal 2012 Results and Highlights

•

Reported net income was $30.4 million, or $1.24 per diluted share, compared to $24.2 million, or $0.97 per diluted share, in 2011. Adjusted earnings per diluted share, which included approximately $0.01 for the 53rd week of operations, were $1.24 compared to $0.99 in 2011, a 25% increase. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures”.

•	Global same-store sales increased 6.9%, compared to a 3.1% increase last year.

•	System-wide sales increased 13.5%, compared to a 6.6% increase in 2011.

•	The Popeyes system opened 141 restaurants, compared to 140 last year, and permanently closed 75 restaurants, resulting in 66 net openings, compared to 65 in 2011.

•	General and administrative expenses were $67.6 million, at 3.0% of system-wide sales compared to $61.3 million at 3.1% of system-wide sales in 2011.

•

Operating EBITDA of $55.9 million was 31.3% of total revenues, compared to $45.4 million, at 29.5% of total revenues last year. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

•

Free cash flow was $36.7 million, compared to $28.5 million in 2011. As a percentage of total revenue, free cash flow increased to 20.5%, compared to 18.5% last year. Free cash flow is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures”.

NEWS RELEASE

•	In the fourth quarter:

•	Adjusted earnings per diluted share were $0.34 including approximately $0.01 for the 53rd week of operations, compared to $0.24 in 2011, an increase of 42%.

•	Global same store sales were 6.2%, compared to 5.8% in 2011, for a two-year same store sales increase of 12.0%.

•	62 new restaurants were opened, compared to 52 in 2011. New openings included 5 Company-operated restaurants located in the Indianapolis and Charlotte markets.

•

The Company completed a $13.8 million acquisition of 27 restaurants in Minnesota and California. The restaurants were previously in the trade image of another quick service restaurant concept. Two of the acquired restaurants in California were converted into the Popeyes Louisiana Kitchen image and leased to a franchisee in December. Of the remaining 25 restaurants, 24 will be converted in 2013 and one property will be sold.

•	The Company recorded $1.8 million in franchise revenues related to two significant franchisee transfers.

•

The Company repurchased approximately 144,000 shares of its common stock for approximately $3.7 million, bringing total shares repurchased in fiscal 2012 to approximately 741,000 for approximately $15.2 million. These purchases were made in accordance with the Company’s previous share repurchase guidance of approximately $15 million for 2012. On February 13, 2013 the Board of Directors approved an additional $50.0 million for the share repurchase program. As of February 27, 2013, the remaining dollar amount of shares that may be repurchased under the program was approximately $51.4 million.

Strategic Plan Update

Through its strategic plan, the Company has achieved momentum in growing shareholder value through intense focus on its single brand, Popeyes Louisiana Kitchen. To accelerate that momentum, the Company remains fully engaged in the execution of the original four pillars of this strategic plan which was launched in 2008. Those pillars are as follows:

•	Build a Distinctive Brand

•

With bold, flavorful food promoted by relevant advertising, national media impact and a spokesperson who resonates with a broad consumer audience, Popeyes’ emphasis on growing a distinctive brand has fueled our 10% cumulative increase in same stores sales over the last two years.

•	For four years in a row, our domestic same-store sales outpaced the chicken QSR and the entire QSR category, according to independent data.

•	Run Great Restaurants

•

Popeyes’ use of metric-driven scorecards to measure each restaurant’s performance in terms of guest experience, culture, operations, sales, and profits is a key differentiator of our brand. In 2012, our enhanced Guest Experience Monitor (“GEM”) yielded higher response rates, and identified areas of opportunity to deliver service that matches the quality of our food. As of year-end, approximately 70% of guest respondents rated Popeyes service a 5 out of 5 on our guest survey.

•	We finished 2012 with over 400 restaurants in the new Popeyes Louisiana Kitchen image and approximately 100 additional restaurants in progress. We

NEWS RELEASE

expect to have over 60% of our domestic system in the new image by the end of 2013.

•	Grow Restaurant Profits

•	Popeyes domestic freestanding restaurants have realized profitability gains in dollars for four consecutive years.

•

Average restaurant operating profit margins, before rent, of Popeyes domestic freestanding franchised restaurants have increased to more than 20% through the end of the third quarter of 2012. Average restaurant operating profit increased by approximately $30,000 over last year, for a year-over-year growth rate of approximately 19%.

•

Our strong sales performance and our continued focus on cost saving initiatives offset commodity inflation of approximately 2% for the full year 2012. For 2013, we expect commodity costs to be essentially flat year-over-year, based on current market indications.

•	Accelerate Quality Restaurant Openings

•	The annual new restaurant growth of our global system has averaged approximately 6% over the last 5 years.

•

As a result of rigorous site selection and strong franchisee partners, the average first year sales of Popeyes new domestic freestanding restaurants are exceeding the overall domestic system average by approximately 40%.

•

We believe the Popeyes operating system and our disciplined real estate selection will continue to deliver new Popeyes restaurants with strong returns on investment for the Company portfolio as well as for our franchisees. The contribution to earnings made by Company-operated restaurants is accretive to our shareholders, and fuels our investment in our franchise system.

•

We believe the acquisition of restaurants in Minnesota and California will accelerate our development in these under-penetrated areas while providing an opportunity for growth by high-performing franchisees.

•	Of our 2013 expected adjusted earnings per share, approximately $0.10 will be derived from one-time fees associated with the conversion of these acquired restaurants.

•

Popeyes International continued its focus on strengthening existing markets and laying the groundwork for future growth. In the 4th quarter, 20 new restaurants were opened internationally, bringing total openings to 57 for the year. The initial sales results of these restaurants are trending higher than the international system average as a result of improved site selection, new restaurant marketing support and differentiated brand messaging.

In addition to the original four strategic pillars, the Company added a fifth strategic pillar during 2012 designed to sustain brand momentum and profitability in the future.

•	Create a Culture of Servant Leaders

•

Our stated Popeyes purpose is “to inspire servant leaders to achieve superior results.” Serving others and developing leaders is the essence of what we do for a living. With our fifth pillar, we are building a culture and people capability which we believe will translate to a meaningful competitive advantage in our team members’ and guests’ experience.

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The Company believes that our strategic plan will continue to keep us focused on the essential elements of chain restaurant success: a differentiated and innovative brand, a delightful guest experience in a beautiful restaurant environment, and a growing franchisee network experiencing strong profitability and sound investment returns. This is how we plan to deliver our growth goals, creating value for our shareholders.

Fiscal 2013 Guidance

As described below, the Company is providing certain targets regarding its expectations for fiscal 2013.

•	Same-store sales growth in the range of 3 to 4%.

•	New restaurant openings in the range of 175 to 195, and net restaurant openings in the range of 85 to 115, for a net unit growth rate of 4 to 5.5%.

•	During 2013, the Company expects to open and operate 6-10 new restaurants.

•

Also included in 2013 openings are 24 of the restaurants acquired in Minnesota and California which will be converted to Popeyes primarily in the second and third quarters. Following the conversion, the restaurants will be leased to Popeyes franchisees to operate under standard franchise agreements. One remaining acquired restaurant property will be sold.

•

General and administrative expenses are expected to increase to $72 to $74 million as we continue our investment in strategic initiatives and human capital. General and administrative expenses are expected to remain at approximately 3.0% of system-wide sales.

•

Capital expenditures for the year are expected to be $24 to $28 million, including the conversion of acquired restaurants in California and Minnesota and the development of Company-operated restaurants.

•	Adjusted earnings per diluted share in the range of $1.37 to $1.42, a 10 to 14% increase over 2012, after including the effect of the following two items:

•	In 2013, the Company plans to repurchase $15 to $20 million in outstanding shares, compared to $15.2 million in 2012.

•	The Company’s effective income tax rate in 2013 is expected to be approximately 37%, compared to 36.3% in 2012.

2012 Financial Performance Review

Total system-wide sales increased by 13.5% in fiscal 2012. System-wide sales were comprised of $2.2 billion in franchise restaurant sales and $64.0 million in Company-operated restaurant sales. Of the 13.5% growth in 2012, approximately 180 basis points was attributable to the effect of the 53rd week.

Global same-store sales increased 6.9%, compared to a 3.1% increase in 2011. Total domestic same-store sales increased 7.5%, compared to a 3.0% increase last year. This positive sales growth reflects Popeyes continued introduction of highly innovative new products, supported by expanded relevant advertising and strengthened restaurant execution.

International same-store sales increased 2.6%, compared to a 3.3% increase last year, the sixth consecutive year of positive same-store sales.

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As result of positive same store sales and growth in new restaurants, total revenues were $178.8 million, versus $153.8 million in the prior year, a 16% increase.

Company-operated restaurant operating profit of $11.1 million was 17.3% of sales, compared to $10.2 million and 18.7% of sales last year. The $0.9 million increase in Company-operated restaurant operating profit was primarily due to same-store sales of 5.3% and two new restaurant openings in 2011. The 2012 operating profit includes approximately $0.3 million in pre-opening costs associated with opening 5 new restaurants. The 2011 restaurant operating profit includes a $0.5 million favorable adjustment to insurance reserves. Excluding the effects of pre-opening costs in 2012 and the change in estimated insurance reserves in 2011, Company-operated restaurant operating profit margin would have been 17.8% in both 2012 and 2011. Company-operated restaurant operating profit margin is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

General and administrative expenses were $67.6 million, at 3.0% of system-wide sales compared to $61.3 million at 3.1% of system-wide sales in 2011. The increase in 2012 primarily reflects continued strategic investment in people and resources to accelerate global sales, and Company-operated restaurant development and remodeling. The Company’s general and administrative expenses remain among the most efficient in the industry.

Other income was $0.5 million in 2012, compared to other expenses of $0.5 million last year. Fiscal 2012 results include $0.9 million in gains on sale of real estate assets to franchisees, partially offset by $0.4 million loss on disposal of property and equipment and other expenses, net.

Operating EBITDA was $55.9 million at 31.3% of total revenue, compared to $45.4 million at 29.5% of total revenue last year. The $10.5 million increase was primarily the result of higher franchise revenues and higher Company-operated restaurant operating profit, partially offset by our strategic investments to accelerate global sales and new restaurant development. Operating EBITDA is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

Income tax expense was $17.3 million, at an effective tax rate of 36.3%, compared to an effective tax rate of 34.6% in 2011. The prior year income tax expense included a tax benefit of $0.8 million, or 2.2%, for work opportunity tax credits related to prior years. Excluding the impact of these tax credits, the 2012 effective rate was lower than 2011 due to minor favorable adjustments to income tax reserves, partially offset by higher state income taxes. Other differences in the effective tax rate and the statutory rates are due to changes in estimated income tax reserves.

Reported net income was $30.4 million, or $1.24 per diluted share, compared to $24.2 million, or $0.97 per diluted share last year. Adjusted earnings per diluted share for fiscal 2012, which included approximately $0.01 for the 53rd week of operations, were $1.24 compared to $0.99 in 2011, a 25% increase. Adjusted earnings per diluted share is a supplemental non-GAAP measure of performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures.”

NEWS RELEASE

As a result of strong revenue and operating profit, the Company generated free cash flow of $36.7 million in 2012, compared to $28.5 million in 2011. As a percentage of total revenue, free cash flow increased to 20.5%, compared to 18.5% last year. The Company’s free cash flow margin is amongst the highest in the industry. Free cash flow is a supplemental non-GAAP measure performance. See the heading entitled “Management’s Use of Non-GAAP Financial Measures” for the Company’s revised definition of free cash flow.

The Popeyes system opened 141 restaurants in 2012, which included 84 domestic and 57 international restaurants, compared to 140 openings in 2011. The Popeyes system permanently closed 75 restaurants in fiscal 2012 comprised of 29 domestic and 46 international restaurants. Net restaurant openings were 66, compared to 65 net restaurant openings last year.

On a system-wide basis, Popeyes had 2,104 restaurants operating at the end of fiscal 2012, compared to 2,035 restaurants at the end of last year. Total restaurant count was comprised of 1,679 domestic restaurants and 425 international restaurants in 26 foreign countries and three territories. Of this total, 2,059 were franchised restaurants and 45 were Company-operated restaurants.

Long-Term Guidance

Consistent with previous guidance, over the course of the upcoming five years, the Company believes the execution of its Strategic Plan will deliver on an average annualized basis the following results: same-store sales growth of 1 to 3%; net unit growth of 4 to 6%; and earnings per diluted share growth of 13 to 15%.

Conference Call

The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. Eastern Time on February 28, 2013, to review the results of the fourth quarter and full year fiscal 2012. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “AFC Enterprises Fiscal 2012 Earnings Conference Call.” A replay of the conference call will be available for 90 days at the Company’s website or through a dial-in number for a limited time following the call.

Corporate Profile

AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. As of December 30, 2012, Popeyes had 2,104 operating restaurants in the United States, 3 territories, and 26 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.

NEWS RELEASE

AFC Contact Information

Investor inquiries:

Rebecca Gardy, Director, Finance & Investor Relations,

(404) 459-4673 or investor.relations@afce.com

Media inquiries:

Alicia Thompson, Vice President, Popeyes Communications & Public Relations

(404) 459-4572 or popeyescommunications@popeyes.com

Supplemental Financial Information on pages 8-17

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AFC Enterprises, Inc.

Consolidated Balance Sheets

As of December 30, 2012 and December 25, 2011

(In millions, except share data)

	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$17.0	$17.6
Accounts and current notes receivable, net	7.3	7.0
Other current assets	4.2	4.8
Advertising cooperative assets, restricted	25.7	18.9

Total current assets	54.2	48.3

Long-term assets:
Property and equipment, net	51.3	27.4
Goodwill	11.1	11.1
Trademarks and other intangible assets, net	53.9	46.5
Other long-term assets, net	1.9	2.3

Total long-term assets	118.2	87.3

Total assets	$172.4	$135.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7.6	$6.1
Other current liabilities	5.9	8.2
Current debt maturities	6.0	5.2
Advertising cooperative liabilities	25.7	18.9

Total current liabilities	45.2	38.4

Long-term liabilities:
Long-term debt	66.8	58.8
Deferred credits and other long-term liabilities	26.2	24.6

Total long-term liabilities	93.0	83.4

Commitments and contingencies
Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 23,907,428 and 24,383,274 shares issued and outstanding at the end of fiscal years 2012 and 2011, respectively)	0.2	0.2
Capital in excess of par value	87.6	97.6
Accumulated deficit	(52.8)	(83.2)
Accumulated other comprehensive loss	(0.8)	(0.8)

Total shareholders’ equity	34.2	13.8

Total liabilities and shareholders’ equity	$172.4	$135.6

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AFC Enterprises, Inc.

Consolidated Statements of Operations

(In millions, except per share data)

	12 Weeks Ended		Year Ended
	12/30/12 (unaudited)	12/25/11 (unaudited)	12/30/12 (53 weeks)	12/25/11 (52 weeks)
Revenues:
Sales by Company-operated restaurants	$16.4	$12.4	$64.0	$54.6
Franchise revenues	30.1	22.9	110.5	95.0
Rent and other revenues	1.0	1.0	4.3	4.2

Total revenues	47.5	36.3	178.8	153.8

Expenses:
Restaurant employee, occupancy and other expenses	8.1	5.5	31.2	26.1
Restaurant food, beverages and packaging	5.7	4.2	21.7	18.3
Rent and other occupancy expenses	0.8	0.6	2.9	2.7
General and administrative expenses	17.9	15.1	67.6	61.3
Depreciation and amortization	1.1	1.0	4.6	4.2
Other expenses (income), net	(0.7)	0.5	(0.5)	0.5

Total expenses	32.9	26.9	127.5	113.1

Operating profit	14.6	9.4	51.3	40.7
Interest expense, net	0.9	0.9	3.6	3.7

Income before income taxes	13.7	8.5	47.7	37.0
Income tax expense	5.1	2.8	17.3	12.8

Net income	$8.6	$5.7	$30.4	$24.2

Earnings per common share, basic:	$0.36	$0.25	$1.27	$0.99

Earnings per common share, diluted:	$0.35	$0.23	$1.24	$0.97

Weighted-average shares outstanding
Basic	23.6	24.0	23.9	24.5
Diluted	24.3	24.5	24.5	25.0

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AFC Enterprises, Inc.

Consolidated Statements of Cash Flows

(In millions)

	2012	2011
Cash flows provided by (used in) operating activities:
Net income	$30.4	$24.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4.6	4.2
Disposals of property and equipment	0.3	0.5
Net gain on sale of assets	(0.9)	(0.8)
Deferred income taxes	2.2	1.3
Non-cash interest expense, net	0.4	0.5
Provision for credit losses (recoveries)	(0.1)	(0.3)
Excess tax benefit from share-based payment arrangements	(0.4)	(0.1)
Stock-based compensation expense	4.9	2.9
Change in operating assets and liabilities:
Accounts receivable	(0.2)	(1.4)
Other operating assets	0.8	(0.2)
Accounts payable and other operating liabilities	(1.8)	1.3

Net cash provided by operating activities	40.2	32.1

Cash flows provided by (used in) investing activities:
Capital expenditures	(27.3)	(7.6)
Proceeds from dispositions of property and equipment	0.4	0.7
Investment in trademark	(8.0)	—
Proceeds from notes receivable and other investing activities	—	0.3

Net cash used in investing activities	(34.9)	(6.6)

Cash flows provided by (used in) financing activities:
Principal payments – 2010 Credit Facility (term loan)	(5.0)	(3.8)
Borrowings under 2010 revolving credit facility	13.0	2.0
Excess tax benefits from share-based payment arrangements	0.4	0.1
Share repurchases	(15.2)	(22.3)
Proceeds from exercise of employee stock options	1.3	0.6
Other financing activities, net	(0.4)	(0.4)

Net cash used in financing activities	(5.9)	(23.8)

Net increase (decrease) in cash and cash equivalents	(0.6)	1.7
Cash and cash equivalents at beginning of year	17.6	15.9

Cash and cash equivalents at end of year	$17.0	$17.6

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	12 Weeks ended		Year Ended
	12/30/12	12/25/11	12/30/12	12/25/11
Same-store sales growth (1)
Company-operated restaurants	7.8%	(1.5%)	5.3%	1.1%
Domestic franchised restaurants	6.4%	6.2%	7.5%	3.1%

Total domestic (Company-operated and franchised restaurants)	6.4%	5.9%	7.5%	3.0%
International franchised restaurants	4.3%	4.6%	2.6%	3.3%
Total global system	6.2%	5.8%	6.9%	3.1%

Company-operated restaurants (all domestic)
Restaurants at beginning of period	40	38	40	38
New restaurant openings	5	2	5	2
Less: Permanent closings	—	—	—	—
Temporary (closings)/re-openings, net	—	—	—	—

Restaurants at end of period	45	40	45	40

Franchised restaurants (domestic)
Restaurants at beginning of period	1,606	1,560	1,587	1,542
New restaurant openings	37	30	79	71
Less: Permanent closings	(6)	(2)	(29)	(27)
Temporary (closings)/re-openings, net	(3)	(1)	(3)	1

Restaurants at end of period	1,634	1,587	1,634	1,587

Franchised restaurants (international)
Restaurants at beginning of period	414	400	408	397
New restaurant openings	20	20	57	67
Less: Permanent closings	(13)	(9)	(46)	(48)
Temporary (closings)/re-openings, net	4	(3)	6	(8)

Restaurants at end of period	425	408	425	408

Total restaurant count at end of period	2,104	2,035	2,104	2,035

(1)	Same-store sales growth for the fourth quarter of 2012 has been revised from operating results previously reported in the AFC Enterprises Preliminary Fiscal 2012 Operating Results press release issued on February 23, 2013. The revisions are due to the timing of and adjustments to franchisee reported sales for the last period of our fiscal year, primarily from our international franchisees.

As a result, total global system same-store sales growth for the 12 weeks ended 12/30/12 increased to 6.2% compared to the previously reported 6.0%. Domestic franchisee restaurant same-store sales increased to 6.4% compared to the previously reported 6.3%. International franchisee restaurant same-store sales increased to 4.3% compared to the previously reported 3.5%.

For the full year, total global system same-store sales growth increased to 6.9% compared to the previously reported 6.8%. International franchisee restaurant same-store sales increased to 2.6% compared to the previously reported 2.4%.

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Management’s Use of Non-GAAP Financial Measures

Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit margins, and Free cash flow are supplemental non-GAAP financial measures. The Company uses Adjusted earnings per diluted share, Operating EBITDA, Company-operated restaurant operating profit margins, and Free cash flow, in addition to net income, operating profit and cash flows from operating activities, to assess its performance and believes it is important for investors to be able to evaluate the Company using the same measures used by management. The Company believes these measures are important indicators of its operational strength and the performance of its business. Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. In addition, Company-operated restaurant operating profit margins, Operating EBITDA, free cash flow and adjusted earnings per diluted share: (a) do not represent net income, cash flows from operations or earnings per share as defined by GAAP; (b) are not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered as an alternative to net income, earnings per share, operating profit, cash flows from operating activities or other financial information determined under GAAP.

Adjusted earnings per diluted share: Calculation and Definition

The Company defines adjusted earnings for the periods presented as the Company’s reported net income after adjusting for certain non-operating items consisting of the following:

(i)	other expense (income), net, as follows:

•

Fourth quarter 2012 includes a $0.3 million gain on the sale of real estate assets and the recognition of $0.5 million in deferred gains related to seven properties formerly leased to a franchisee, partially offset by $0.1 million in disposals of fixed assets and other expenses, net.

•	Fourth quarter 2011 includes $0.4 million in expenses for the global service center relocation and $0.2 million in other expenses offset by $0.1 million net gain on the sale of assets;

•

Fiscal 2012 includes $0.9 million in gains on sale of real estate assets to franchisees, partially offset by $0.3 million loss on disposals of property and equipment and $0.1 million of hurricane-related expenses, net;

•	Fiscal 2011 includes $0.8 million in expenses for the global service center relocation, and $0.5 million in disposals of fixed assets offset by a $0.8 million net gain on the sale of assets;

(ii)	for fiscal 2011, $0.5 million in accelerated depreciation related to the Company’s relocation to a new global service center;

(iii)	for fiscal 2012, $0.5 million in legal fees related to licensing arrangements; and

(iv)	the tax effect of these adjustments.

Adjusted earnings per diluted share provides the per share effect of adjusted net income on a diluted basis. The following table reconciles on a historical basis the fourth quarter 2012, fourth

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quarter 2011, fiscal 2012 and fiscal 2011, the Company’s adjusted earnings per diluted share on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to adjusted earnings per diluted share:

(in millions, except per share data)	Q4 2012	Q4 2011	Fiscal 2012	Fiscal 2011
Net income	$8.6	$5.7	$30.4	$24.2
Other expense (income), net	(0.7)	0.5	(0.5)	0.5
Accelerated depreciation related to the Company’s relocation to a new Global Service Center	—	—	—	0.5
Fees related to licensing arrangements	—	—	0.5	—
Tax effect	0.3	(0.2)	—	(0.5)

Adjusted net income	$8.2	$6.0	$30.4	$24.7

Adjusted earnings per diluted share	$0.34	$0.24	$1.24	$0.99

Weighted average diluted shares outstanding	24.3	24.5	24.5	25.0

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Operating EBITDA: Calculation and Definition

The Company defines Operating EBITDA as “earnings before interest expense, taxes, depreciation and amortization, other expenses (income), net, and legal fees related to licensing arrangements”. The following table reconciles on a historical basis for 2012 and 2011, the Company’s earnings before interest expense, taxes, depreciation and amortization, other expenses (income), net and legal fees related to licensing arrangements (“Operating EBITDA”) on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to Operating EBITDA. “Operating EBITDA as a percentage of Total Revenues” is defined as “Operating EBITDA” divided by “Total Revenues”.

(dollars in millions)	Fiscal 2012	Fiscal 2011
Net income	$30.4	$24.2
Interest expense, net	3.6	3.7
Income tax expense	17.3	12.8
Depreciation and amortization	4.6	4.2
Other expenses (income), net	(0.5)	0.5
Legal fees related to licensing arrangements	0.5	—

Operating EBITDA	$55.9	$45.4

Total Revenues	$178.8	$153.8

Operating EBITDA as a percentage of Total Revenues	31.3%	29.5%

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Company-Operated Restaurant Operating Profit Margin: Calculation and Definition

The Company defines adjusted Company-operated restaurant operating profit as “sales by Company-operated restaurants” minus “restaurant employee, occupancy and other expenses” minus “restaurant food, beverages and packaging”. The following table reconciles on a historical basis for 2012 and 2011, the Company’s Company-operated restaurant operating profits to the line item on its consolidated statement of operations entitled “sales by Company-operated restaurants,” which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to Company-operated restaurant operating profit. “Company-operated restaurant operating profit margin” is defined as “Company-operated restaurant operating profit” divided by “sales by Company-operated restaurants”.

(dollars in millions)	Fiscal 2012	Fiscal 2011
Sales by Company-operated restaurants	$64.0	$54.6
Restaurant employee, occupancy and other expenses	(31.2)	(26.1)
Restaurant food, beverages and packaging	(21.7)	(18.3)

Company-operated restaurant operating profit	$11.1	$10.2

Company-operated restaurant operating profit margin	17.3%	18.7%

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Free cash flow: Calculation and Definition

The Company defines Free Cash Flow as “net income” plus “depreciation and amortization”, plus “stock-based compensation expense”, minus “maintenance capital expenditures” (which includes: for fiscal 2012, $0.6 million in Company-operated restaurant reimages, $1.1 million of information technology hardware and software and $1.5 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities, and for fiscal 2011, $1.5 million in Company-operated restaurant reimages, $0.8 million of information technology hardware and software and $0.5 million in other capital assets to maintain, replace and extend the lives of Company-operated restaurant facilities). In 2012, maintenance capital expenditures exclude $16.9 million related to the acquired restaurants in Minnesota and California and $7.2 million for the construction of new Company-operated restaurants. In 2011, maintenance capital expenditures exclude $3.3 million related to the construction of the new corporate office, and $1.5 million for the construction of new Company-operated restaurants.

The following table reconciles on a historical basis for fiscal 2012 and fiscal 2011, the Company’s free cash flow on a consolidated basis to the line on its consolidated statement of operations entitled net income, which the Company believes is the most directly comparable GAAP measure on its consolidated statement of operations to free cash flow. “Free cash flow as a percentage of total revenue (free cash flow margin)” is defined as “Free cash flow” divided by “Total revenue.”

(dollars in millions)	Fiscal 2012	Fiscal 2011
Net income	$30.4	$24.2
Depreciation and amortization	4.6	4.2
Stock-based compensation expense	4.9	2.9
Maintenance capital expenditures	(3.2)	(2.8)

Free cash flow	$36.7	$28.5

Total Revenue	$178.8	$153.8

Free cash flow as a percentage of total revenue (Free cash flow margin)	20.5%	18.5%

Forward-Looking Statement: Certain statements in this release contain “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Examples of such statements in this Press Release include discussions regarding the Company’s planned implementation of its strategic plan, planned share repurchases, projections and expectations regarding same-store sales for fiscal 2013 and beyond, expectations regarding future growth, the Company’s ability to improve restaurant level margins, guidance for new restaurant openings and closures, effective income tax rate, and the Company’s anticipated 2013 and long-term performance, including projections regarding general and administrative expenses, net earnings per diluted share, operating profit, operating EBITDA, and similar statements of belief or expectation regarding future events. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: competition from other restaurant concepts and food retailers, continued disruptions in the financial markets, the loss of franchisees and other business partners, labor shortages or increased labor costs, increased costs of our principal food

NEWS RELEASE

products, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, instances of avian flu or other food-borne illnesses, general economic conditions, the loss of senior management and the inability to attract and retain additional qualified management personnel, limitations on our business under our credit facility, our ability to comply with the repayment requirements, covenants, tests and restrictions contained in our credit facility, failure of our franchisees, a decline in the number of franchised units, a decline in our ability to franchise new units, slowed expansion into new markets, unexpected and adverse fluctuations in quarterly results, increased government regulation, effects of volatile gasoline prices, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.